As filed with the Securities and Exchange Commission on May 24, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-147404

REGISTRATION STATEMENT NO. 333-182773

Under the

Securities Act of 1933

EnergySolutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0653027
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Telephone:  (801) 649-2000

(Address of Principal Executive Offices,
including Zip Code)

EnergySolutions, Inc. 2007 Equity Incentive Plan

EnergySolutions, LLC 401(k) Profit Sharing Plan

(Full title of the plans)

David J. Lockwood

President and Chief Executive Officer

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

(801) 649-2000

(Name, address and telephone number, including area code,of
agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION

These Post-Effective Amendments relate to the following registration statements on Form S-8 previously filed by EnergySolutions, Inc. (the “Company”) with the Securities and Exchange Commission (the “Registration Statements”): (1) Registration Statement No. 333-147404 filed on November 15, 2007, pertaining to the offering by the Company of up to 10,440,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the EnergySolutions, Inc. 2007 Equity Incentive Plan, and (2) Registration Statement No. 333-182773 filed on July 20, 2012, pertaining to the offering by the Company of up to 2,000,000 shares of Common Stock under the EnergySolutions, LLC 401(k) Profit Sharing Plan.

On May 24, 2013, pursuant to the Agreement and Plan of Merger, dated as of January 7, 2013, as amended on April 5, 2013 (the “Merger Agreement”), by and among Rockwell Holdco, Inc., a Delaware corporation (“Parent”), Rockwell Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company, Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, the offering of the Company’s securities pursuant to the Registration Statements has been terminated as of the date hereof. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on May 24, 2013.

EnergySolutions, Inc.

/s/ David J. Lockwood
David J. Lockwood
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments No. 1 to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ STEVEN R. ROGEL	Chairman of the Board of Directors	May 24, 2013
STEVEN R. ROGEL

/s/ DAVID J. LOCKWOOD	President, Chief Executive Officer and Director	May 24, 2013
DAVID J. LOCKWOOD	(Principal Executive Officer)

/s/ GREGORY S. WOOD	Executive Vice President and Chief Financial	May 24, 2013
GREGORY S. WOOD	Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ J. BARNIE BEASLEY, JR.	Director	May 24, 2013
J. BARNIE BEASLEY, JR.

/s/ PASCAL COLOMBANI	Director	May 24, 2013
PASCAL COLOMBANI

/s/ JEAN I. EVEREST, II	Director	May 24, 2013
JEAN I. EVEREST, II

/s/ CLARE SPOTTISWOODE	Director	May 24, 2013
CLARE SPOTTISWOODE

/s/ ROBERT A. WHITMAN	Director	May 24, 2013
ROBERT A. WHITMAN

/s/ DAVID B. WINDER	Director	May 24, 2013
DAVID B. WINDER

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